       ALPHA
[LOGO] TECHNOLOGIES                                INVESTOR CONTACT:
       GROUP, INC.                                    Neil Berkman Associates
                                                      (310) 277-5162
                                                      info@BerkmanAssociates.com


                                                   COMPANY CONTACT:
FOR IMMEDIATE RELEASE                                 Jim Polakiewicz
                                                      Chief Financial Officer
                                                      (603) 635-5160



                        ALPHA TECHNOLOGIES GROUP OBTAINS
                  FORBEARANCE AGREEMENT FROM ITS LENDING GROUP


     LOS ANGELES, CA, September 21, 2004 -- ALPHA TECHNOLOGIES GROUP, INC. (NASDAQ:ATGI) ("Alpha") announced today that its lenders have agreed to forebear through November 19, 2004 (as opposed to the previously announced date of December 31, 2004) from enforcing any rights or remedies arising from Alpha's non-payment of an excess cash flow payment of $895,000 due to its lenders on September 22, 2004.

     Larry Butler, CEO of Alpha, said that the Company is in discussions with its lenders regarding a restructuring of its loan agreement.

ABOUT ALPHA TECHNOLOGIES GROUP

     Alpha Technologies Group (www.ALPHAtgi.com), Inc. is engaged in the manufacture, fabrication and sale of thermal management and non-thermal fabricated products and aluminum extrusions. The Company is one of the leading manufacturers of thermal management products in the United States. Thermal management products, principally heat sinks, dissipate unwanted heat generated by electronic components. The Company's thermal management products serve the automotive, telecommunication, industrial controls, transportation, power supply, factory automation, consumer electronics, aerospace, defense, microprocessor, and computer industries. The Company also sells non-thermal fabricated products and aluminum extrusions to various industries including the construction, sporting goods and other leisure activity markets.

FORWARD-LOOKING STATEMENTS

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, compliance with covenants in the Company's loan documents, ability to meet principal payments under those loan documents and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances which may take place after the date of this release.


                                    * * * * *